Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of this Tuesday, 12 October 2004,

BETWEEN:

VIVENTIA BIOTECH INC., a corporation continued under the laws of Ontario

(the “Corporation”)

- and -

Glen MacDonald of the City of Winnipeg, in the Province of Manitoba

(the “Executive”)

RECITALS:

A.                                    The Corporation and the Executive wish to enter into this Agreement to set forth the rights and obligations of each of them as regards the Executive’s employment with the Corporation.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Corporation and the Executive agree as follows:

1.                                      DEFINITIONS

1.1.                            In this Agreement,

1.1.1.  “Affiliate” has the meaning attributed to such term in the Business Corporations Act (Ontario) as the same may be amended from time to time and any successor legislation thereto;

1.1.2.  “Agreement” means this agreement and all schedules attached to this agreement, in each case as they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this agreement and unless otherwise indicated, references to sections are to sections in this agreement;

1.1.3.  “Basic Salary” has the meaning attributed to such term in section 5.1;

1.1.4.  “Benefits” has the meaning attributed to such term in section 5.3;

1.1.5.  “Bio-Pharmaceutical Business” has the meaning attributed to that term in section 2;

1.1.6.  “Bonus” has the meaning attributed to such term in section 5.2;

1.1.7.  “Board” means the board of directors of the Corporation;

1.1.8.  “Business Day” means any day, other than Saturday, Sunday or any statutory holiday in the Province of Ontario;

1.1.9.  “Confidential Information” means all confidential or proprietary information, intellectual property and confidential facts relating to and used or proposed to be used in the business of the Corporation and its Affiliates and includes all information which is confidential based upon its nature or the circumstances surrounding its disclosure, including such information acquired by the Executive during any period in which the Executive was affiliated with the Corporation in any capacity, including as an employee, director or shareholder, and includes, without limiting the generality of the foregoing, information:

(a)                                 relating to the Corporation’s or an Affiliate’s biotechnology or bio- pharmaceutical products and services, products and services related to bio technology or the Bio-Pharmaceutical Business, or to the Corporation’s or an Affiliate’s research and development projects or plans;

(b)                                 relating to the Corporation’s or an Affiliate’s trade secrets, technology, patentable and unpatentable inventions, discoveries, texts, cell lines, nucleic acid, protein and peptide sequences, synthetic procedures, processes, test procedures and results, records, specifications, data, formulations, know-how, samples, specimens, manufacturing processes, toxicology, regulatory and clinical information;

(c)                                  relating to the Corporation’s or an Affiliates business policies, strategies, operations, finances, plans or opportunities including the identity of, or particulars about, the Corporation’s clients or suppliers or other Person with whom the Corporation has a business relationship; and

(d)                                 marked or otherwise identified as confidential, restricted, secret or proprietary including, without limiting the generality of the foregoing, information acquired by inspection or oral disclosure;

provided that Confidential Information does not extend to the skill, expertise, know-how and experience of the Executive gained in the performance of his employment.

1.1.10.  “Disability” means the mental or physical state of the Executive such that the Executive has been unable as a result of illness, disease, mental or physical disability or similar cause to fulfil his obligations under this Agreement either for any consecutive six month period or for any period of aggregating twelve (12) months (whether or not consecutive) in any consecutive twenty-four (24) month period;

1.1.11.  “Employment Period” has the meaning attributed to such term in section 4;

1.1.12.  “ESA” means the Employment Standards Act, 2000 (Ontario) as the same may be amended from time to time and any successor legislation thereto;

1.1.13.  “Just Cause” includes the willful failure of the Executive to properly carry out his duties after notice by the Corporation of the failure to do so and an opportunity for the Executive to correct the same within a reasonable time from the date of receipt of such notice, or theft, fraud, dishonesty or misconduct by the Executive involving the property, business or affairs of the Corporation or the carrying out of the Executive’s duties or any other conduct or omission which is to be treated as just cause by the courts of Ontario from time to time;

1.1.14.  “Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

1.1.15.  “Retirement” means resignation of the Executive on or after the Executive attains the age of sixty-five (65);

1.1.16.  “Severance Amount” has the meaning attributed to such term in section 9;

1.1.17.  “Subsidiaries” has the meaning attributed to such term by the Business Corporations Act (Ontario) as the same may be amended from time to time and any successor legislation thereto;

1.1.18.  “Termination Without Cause” means termination for any reason other than for Just Cause or for Disability or by reason of resignation or Retirement by the Executive;

1.1.19.  “Year of Employment” means any twelve (12) month period commencing on January 1, 2004 or on any anniversary of such date.

2.                                      EMPLOYMENT OF THE EXECUTIVE

The Corporation shall employ the Executive and the Executive shall serve the Corporation in the position of Vice President, Research.  The Executive shall report to the President and CEO.  In the capacity as Vice President, Research, the Executive will play an important strategic role in the conduct of the business and will be privy to, and acquire detailed knowledge of, Confidential Information and other business sensitive information about the Corporation and its Affiliates and will assist in the business of

2.1.1.1.  research, development, clinical trials, regulatory compliance, marketing, sales, manufacturing, distribution, licensing or other exploitation of:

2.1.1.2.  monoclonal antibody products, including without limitation human monoclonal antibodies;

2.1.1.3.  the use of the human immune system to identify therapeutically or diagnostically relevant antibodies and their cognate antigens for cancer;

2.1.1.4.  and any exploitation thereof, related research, products and services to any of the above and products derived from any of the above

(the “Bio-Pharmaceutical Business”).

Without limiting the generality of the foregoing, the Executive’s duties shall include:

2.2.                            management of activities that relate to the Bio-Pharmaceutical Business, including supervision, co-ordination and planning of research strategies programs and platform technologies;

3.                                      PERFORMANCE OF DUTIES

The Executive represents and warrants that neither his execution of the Employment Agreement nor his performance of the duties and obligations set out in the Employment Agreement does or will violate or breach any obligation he may have to any third party or imposed by statute, contract or order of any judicial or quasi-judicial authority.  During the Employment Period, the Executive shall faithfully, honestly and diligently serve the Corporation.  The Executive shall (except in the case of illness or accident) devote all of his working time and attention to his employment and shall use his best efforts to promote the interests of the Corporation.

4.                                      EMPLOYMENT PERIOD

The term of employment of the Executive under this Agreement will commence January 1, 2004 and will continue until terminated in accordance with section 8 of this Agreement (the “Employment Period”).

5.                                      REMUNERATION

5.1.                            Basic Remuneration.  The Corporation shall pay the Executive a gross annual salary of $130,000 (the “Basic Salary”) payable in periodic equal instalments in accordance with the practices of the Corporation applicable to its other senior executives.

5.2.                            Bonus Remuneration.  The Board may award the Executive, an annual bonus of cash, stock options, other share based compensation or any combination thereof.  Such bonus shall be awarded in the sole discretion of the Board (the “Bonus”) at the recommendation of the Chief Executive Officer.  Each year, at the time that the Board approves the

Corporation’s annual business plan and annual budget, the Executive and the Board (or a committee thereof) shall mutually agree on the objectives upon which any Bonus shall be based.  Such objectives may include subjective and objective criteria.

5.3.                            Benefits.  The Corporation shall provide to the Executive, in addition to Basic Salary and Bonus, if any, the benefits (the “Benefits”) generally available to the executives of the Corporation, such benefits to be provided in accordance with, to the extent permitted by and subject to the terms and conditions of the applicable fund, plan or arrangement relating thereto in effect from time to time.  The Corporation acknowledges that the Executive shall be subject to the provisions of the Corporation’s liability insurance for directors and officers as same may be in effect from time to time.

5.4.                            Pro-Rata Entitlement in First Year of Employment.  Notwithstanding sections 5.1 and 5.2 hereof (i) the Basic Salary shall be prorated in respect of the First Year of Employment such that the Executive shall be entitled to receive and the Corporation shall be required to pay in respect of such year only that proportion of the Basic Salary that the number of days in the First Year of Employment is to 365; and (ii) any bonus payable in respect of the First Year of Employment shall be awarded in the sole discretion of the Board.

5.5.                            Pro-Rata Entitlement in the Event of Termination, If the Executive’s employment is terminated pursuant to section 8.1.1, 8.1.2, or 8.1.3, bonus, if any, will be payable at the board’s discretion.

If the Executive dies or retires during the Employment Period, the Executive shall be entitled to receive in respect of his entitlement to bonus remuneration and the Corporation shall be required to pay in respect thereof, only that proportion of the bonus remuneration in respect of the year of employment at which the effective date of the termination of employment or the date of death occurs that the number of days elapsed from the commencement of such year of employment to the effective date of termination or the date of death is to 365, provided that said bonus shall be equal to or greater than 66% of the bonus remuneration the Executive earned in the year proceeding termination.

6.                                      EXPENSES & CAR ALLOWANCE

The Corporation shall pay or reimburse the Executive for all travel and out-of-pocket expenses reasonably incurred or paid by the Executive in the performance of his duties and responsibilities upon presentation of expense statements or receipts or such other supporting documentation as the Corporation may reasonably require.  All travel and other expenses incurred by the Executive shall be in accordance with the Corporation’s travel and expense policies.

In accordance with the Corporation’s current policy governing the provision of automobiles to executive personnel, the Corporation shall provide the Executive with a monthly car allowance payable in periodic equal instalments in accordance with the practices of the Corporation applicable to its other senior executives.

7.                                      VACATION

The Executive shall be entitled while employed by the Corporation to four weeks vacation with pay per year.  Vacation shall be taken by the Executive at such time as may be acceptable to the Corporation having regard to its operations and no more than two (2) weeks of vacation shall be taken consecutively.  If the Executive has not taken the full vacation to which the Executive is entitled in any calendar year, the Executive will be paid at the end of such calendar year Basic Salary in respect of the accrued unused vacation.  Except as required under the ESA, the Executive shall not be entitled to carry over any unused portion of vacation to the following calendar year and will lose the entitlement to such unused portion.  Notwithstanding the foregoing, in the event that the Executive’s employment is terminated pursuant to section 8, the Executive shall not be entitled to receive any payment in lieu of any accrued unused vacation except to the extent, if any, required by the ESA.

8.                                      TERMINATION

8.1.                            Notice.  The Executive’s employment shall terminate or be terminable:

8.1.1.  by the Executive on three (3) months prior written notice to the Corporation;

8.1.2.  by the Corporation at any time without prior notice and, subject to the provisions of the ESA and the Human Rights Code (Ontario), without further obligation to the Executive for reasons of Just Cause or because of the occurrence of Disability;

8.1.3.  by the Corporation, for any reason other than for Just Cause or Disability, at any time without prior notice and without further obligation to the Executive other than those obligations of the Corporation set out in section 9 of this Agreement;

8.1.4.  upon the death of the Executive; and

8.1.5.  upon the Retirement of the Executive.

8.2.                            Effective Date.  The effective date on which the Executive’s employment shall be terminated shall be:

8.2.1.  in the case of termination pursuant to section 8.1.1, the last day of the three (3) month period set out in the notice;

8.2.2.  in the case of termination pursuant to sections 8.1.2 and 8.1.3, the day the Executive is deemed, under section 12 to have received notice from the Corporation of such termination;

8.2.3.  in the event of the death of the Executive, on the date of his death; and

8.2.4.  in the event of the Retirement of the Executive, on the date of his Retirement.

9.                                      PAYMENTS ON TERMINATION OF EMPLOYMENT

(a)                                 If the Executive’s employment is terminated as a result of Termination Without Cause, the Corporation shall (subject to the Executive’s obligations contained herein):

(i)                                     for a period of 12 months from the effective date of Termination Without Cause make the following payments (collectively referred to herein as the “Severance Amount”) to the Executive.  In addition, the period of termination payments and benefits shall be extended by one month for each additional year of employment completed by the Executive commencing January 1, 2004:

(I)                                   payments to the Executive in the same amount and on the same basis as the Basic Salary being paid to the Executive immediately prior to the effective date of termination; and

(II)                              continue to provide the Executive with Benefits, in accordance with, and to the extent permitted by and subject to the terms and conditions of the applicable fund, plan or arrangement relating thereto;

(III)                         payment to the Executive up to a maximum of $10,000.00 to cover all costs associated with career relocation and outplacement services obtained by the Executive, upon presentation of receipts.

(ii)                                  all payments made to the Executive shall be subject to applicable deductions and withholdings and shall be in full satisfaction of any and all entitlement that the Executive may have to notice of termination or payment in lieu thereof, severance pay and any other payments to which the Executive may otherwise be entitled to pursuant to ESA and any other applicable law.  The Corporation shall cooperate with the Executive with respect to the payment of all payments due on termination such that the Executive shall be entitled to obtain the benefit of any tax shelters or strategies that may be available or may become available;

(iii)                               notwithstanding any other provisions in this Agreement, the exercise of the Executive’s options will be in accordance with the terms of the Viventia Biotech Inc.  Share Option Plan;

(iv)                              if, following Termination Without Cause, the Executive breaches any of the provisions of the Confidential Information, Intellectual Property, Non-Competition and Non-Solicitation Agreement (attached as Appendix A), the Executive shall not be eligible, as of the date of such breaches for any Severance Amount and all obligations of the Corporation to pay the Executive the Severance Amount shall (subject to applicable minimum amounts payable pursuant to the ESA) cease.

10.                               REMEDIES

The Executive acknowledges that a breach or threatened breach by the Executive of the provisions of the Confidential Information, Intellectual Property, Non-Competition and Non-Solicitation Agreement will result in the Corporation and its shareholders suffering irreparable harm which is not capable of being calculated and which cannot be fully or adequately compensated by the recovery of damages alone.  Accordingly, the Executive agrees that the Corporation shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Corporation may become entitled.

11.                               CO-OPERATION BY EXECUTIVE

The Executive shall co-operate in all respects with the Corporation if the question arises as to whether a Disability has occurred.  Without limiting the generality of the foregoing, the Executive shall authorize the Executive’s medical doctor or other health care specialist to discuss the condition of the Executive with the Corporation and shall submit to examination by a medical doctor or other health care specialist selected by the Corporation.

12.                               NOTICES

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided.  Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if mailed by registered mail, shall be deemed to have been received on the day such mail is delivered by the post office, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee.  Notice of change of address shall also be governed by this section.  In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section.  Notices and other communications shall be addressed as follows:

if to the Executive:

Dr. Glen MacDonald

if to the Corporation:

Viventia Biotech Inc.
10 Four Seasons Place
Suite 501
Toronto, Ontario
M9B 6H7

Attention:	President and Chief Executive Officer
Telecopier number:	(416)335-9306

13.                               HEADINGS

The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

14.                               INVALIDITY OF PROVISIONS

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

15.                               ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement.  This Agreement supersedes and replaces all prior agreements, if any, written or oral, with respect to the Executive’s employment by the Corporation and any rights which the Executive may have by reason of any such prior agreement or by reason of the Executive’s prior employment, if any, by the Corporation.  There are no warranties, representations or agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth or referred to in this Agreement.  No reliance is placed on any representation, opinion, advice or assertion of fact made by the Corporation or its directors, officers and agents to the Executive, except to the extent that the same has been reduced to writing and included as a term of this Agreement.  Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such representation, opinion, advice or assertion of fact, except to the extent aforesaid.

16.                               WAIVER, AMENDMENT

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

17.                               GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

18.                               COUNTERPARTS

This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

19.                               ACKNOWLEDGEMENT

The Executive acknowledges that:

19.1.                     the Executive has had sufficient time to review and consider this Agreement thoroughly;

19.2.                     the Executive has read and understands the terms of this Agreement and the Executive’s obligations hereunder;

19.3.                     the Executive has been given an opportunity to obtain independent legal advice, or such other advice as the Executive may desire, concerning the interpretation and effect of this Agreement; and

19.4.                     this Agreement is entered into voluntarily and without any pressure.

IN WITNESS WHEREOF the parties have executed this Agreement,

VIVENTIA BIOTECH INC.

By:	/s/ Nick Glover
	Name:	Nick Glover

	Title:	President and Chief Executive Officer

I/We have the authority to bind the corporation

SIGNED, SEALED AND DELIVERED in the presence of

/s/ S.J. Riley	/s/ Glen MacDonald
Witness	Glen MacDonald